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FIRST FARMERS AND MERCHANTS CORPORATION

REPORTS SOLID FOURTH QUARTER AND 2013 GROWTH

Bank experienced excellent 2013 despite persistent rate and economic headwinds

COLUMBIA, Tenn.  (February 23, 2014) - First Farmers and Merchants Corporation, the parent of First Farmers & Merchants Bank, today reported strong fourth quarter and annual earnings for 2013, continuing its positive performance in a year of economic challenges throughout the country.

            The bank reported the net income available to common shareholders for the fourth quarter of 2013 of $2.4 million, or $.47 per common share, compared to fourth quarter 2012 earnings of $1.2 million, or $.23 per common share.  The company also reported 2013 annual net income available to common shareholders of $9.9 million compared to 2012 earnings of $7.6 million.   On a per-share basis, 2013 earnings were $1.93 per common share compared to the $1.43 per common share reported in 2012.

            For the year, Return on Average Assets and Return on Common Equity increased to 0.91 percent and 8.90 percent respectively compared to 0.72 percent and 6.65 percent as reported for 2012.

For the year ending December 31, 2013, total average annual deposits increased 5.0 percent, or $44.5 million to $938 million, and average annual total loans increased 10.4 percent to $581.6 million.   Net interest income on a taxable-equivalent basis increased 5.0 percent to $36.5 million.

            "Our solid results for 2013 demonstrate First Farmers' steady performance in a sluggish but slowly improving economy," said T. Randy Stevens, chairman and CEO of First Farmers & Merchants Bank and Corporation.  "In an environment of continued regulatory, economic and rate challenges, we are executing our plan well, thanks to an extraordinary team of directors, officers and employees."

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St. ●  P.O. Box 1148 Columbia, TN 38402 ● (931) 388-3145 or (800) 882-8378  ●  www.myfirstfarmers.com

About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is an independent bank in Tennessee, with total assets of more than $1 billion and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., the bank operates 18 branch offices in a seven-county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.